Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements of Aethlon Medical, Inc. on Form S-8 (File Nos. 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896) of our report, dated July 14, 2011 on the consolidated financial statements of Aethlon Medical, Inc. and Subsidiary as of March 31, 2011 and 2010 and for each of the two years in the two year period ended March 31, 2011 and the period January 31, 2004 (inception) through March 31, 2011 (which includes an explanatory paragraph expressing substantial doubt as to the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Aethlon Medical, Inc. for the year ended March 31, 2011.

 /s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
July 14, 2011